Secretary’s Certificate
November 15, 2010

I, Christopher A. Madden, do hereby certify that I am the duly elected Secretary of The Wright Managed Income Trust, a Massachusetts business trust (the “Trust”), and in such capacity certify that the following are full, true and correct copies of resolutions adopted by the Board of Trustees of the Trust on September 28, 2010, first by a majority of Independent Trustees and then by a vote of all Trustees present, and further that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

VOTED:
That after due consideration of all relevant factors, including, but not limited to the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements made with the Fund’s custodian for the custody and safekeeping of such assets, and the nature of the securities held by the Fund, it is determined that the amount, type, form and coverage provided by the Hartford Fire Insurance Company Bond (the “Bond”) in an amount up to $1,000,000 is approved and deemed to be reasonable and adequate;

FURTHER
VOTED:
That after due consideration of all relevant factors, including, but not limited to, the amount of said Bond, the amount of the premium for said Bond, the ratable allocation of the premiums among all parties named as insureds, and the extent to which the share of the premium to be allocated to each Fund is less than the premium the Fund would have had to pay if it had provided and maintained a single insured bond, it is determined that the portion of the premium on said Bond to be paid by the Fund for the policy period from December 1, 2010 to December 31, 2010, is approved and deemed to be fair and reasonable; and

FURTHER
VOTED:
That the Treasurer and any Assistant Treasurer are designated as officers of the Fund to make any filings and give any notices required by such Fund by Rule 17g-1 under the Investment Company Act of 1940.

IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of November, 2010.

/s/ Christopher A. Madden
Christopher A. Madden, Secretary